EXHIBIT 99.1

ANALYSTS INTERNATIONAL ANNOUNCES
RESIGNATION OF DIRECTOR

MINNEAPOLIS — Nov. 16, 2007— Analysts International (NASDAQ: ANLY), a diversified IT services company, announced today that Mark W. Sheffert, chairman and CEO of Manchester Companies Inc., has resigned from the Board of Directors, effective November 13, 2007 citing differences with the Board.  The company will seek an independent director to fill the vacant Board seat.

“On behalf of our Board, I would like to thank Mark for his service,” said Dr. Krzysztof Burhardt, Chairman of the Board of Analysts International.  “Mark came to the board at a time when we were hiring new leadership and was helpful in the process of selecting a new CEO for Analysts International.”

About Analysts International
Headquartered in Minneapolis, Analysts International is a diversified IT services company. In business since 1966, the company has sales and customer support offices in the United States and Canada. Lines of business include Full Service Staffing, which provides high demand resources for supporting a client's IT staffing needs; Solutions Services, which provides business solutions and network infrastructure services; and Managed IT Services and Government Solutions. The company partners with best-in-class IT organizations, allowing access to a wide range of expertise, resources and expansive geographical reach. For more information, visit www.analysts.com.

Contact:
Al Galgano
Marian Briggs
Padilla Speer Beardsley
(612) 455-1700
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